PREMIUM CREDIT RIDER

ING USA

ANNUITY AND LIFE

INSURANCE COMPANY

ING USA is a stock company domiciled in Iowa

The Contract to which this Premium Credit Rider (this “Rider”) is attached is hereby modified by the provisions of this Rider. The Rider’s provisions shall control when there is a conflict between this Rider and the Contract. This Rider is effective as of the Contract Date.

Where used in this Rider, the term Contract shall include any Certificate to which this Endorsement is attached.

For the purposes of this Rider:

“Credit” means an amount equal to the “Credit Rate” times the Premium Payments received during the first Contract Year.

“Credit Rate” means the rate shown in the Contract Schedule.

“Accumulation Value” means on the Contract Date, the Initial Premium Payment, plus any Credit, less any Premium Tax, if applicable. At any time after the Contract Date, the Contract’s “Accumulation Value” means the sum of the Accumulation Value of the Divisions and the Fixed Allocations chosen.

Credit added to the Accumulation Value

A pro-rata portion of the Credit will be added to the Accumulation Value in each Variable Separate Account Division or Fixed Allocation in the same ratio as the applicable Premium Payment.

Forfeiture of Credit

The amount of the Credit, but not the earnings thereon, will be forfeited if:

1.	The right to examine provision is exercised, as stated in the Contract;
2.	The Owner (or Annuitant if the Owner is a non-natural person) dies within twelve months of the Credit being applied;
3.	All or part of a Premium Payment for which a Credit is applied is withdrawn during the first four Contract Years; or
4.	The Contract is surrendered within the first four Contract Years.

For each Partial Withdrawal or surrender, the percentage of the Credit forfeited will be calculated by multiplying the percentage of the Premiums paid in the first Contract Year being withdrawn or surrendered by the appropriate percentage shown below:

Contract Year                                      1            2            3            4

Amount of Credit	100%	75%	50%	25%

Forfeited

Free Amounts, as described in the Contract, are not treated as withdrawals of Premium Payments for purposes of 3. above. Any forfeited amounts will be deducted on a pro-rata basis from all Divisions in which the Accumulation Value is allocated at the time of the Partial Withdrawal.

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Spousal Continuation

Notwithstanding 1 through 4 of the Forfeiture of Credit section above, if the Owner dies and the Contract is continued on the life of the surviving spouse:

1.	The Credits applied prior to the death of the Owner (the first Owner to die, if there are joint Owners) are not subject to the forfeiture provisions of this Rider; and
2.	Any Credits applied after the death of the Owner (the first Owner to die, if there are joint Owners) are subject to the forfeiture provisions stated in this Rider.

Rider Charge

With respect to Accumulation Value allocated to the Variable Separate Account Divisions, the charge for this Rider is equal to a percentage of the Contract’s Accumulation Value in those Divisions, deducted daily on a pro-rata basis from those Divisions. This charge is assessed for a four-year period following the Contract Date. With respect to Accumulation Value allocated to the Fixed Allocations, rather than deducting the charge for this Rider, we will instead credit a lower Guaranteed Interest Rate. The charge for this Rider on the Contract Date is stated in the Contract Schedule. The charges for this Rider will not exceed the charge for the Rider in effect on the Contract Date but we may at any time charge less at our sole discretion.

The charge for this Rider will continue to apply for a spousal beneficiary who continues the Contract and for a non-spousal beneficiary who defers distribution of the Death Benefit as permitted under the Contract.

Annuity Option

While this Rider is in effect, if you choose the Fixed Period Annuity Option, the fixed period must be for at least fifteen years and not more than thirty years.

Signed:	Secretary

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